NEWS RELEASE

CONTACT: Jerry Sleve

Vice President - Administration

Phone: (607) 936-3758 ext. 223

Fax: (607) 936-2844

Date: May 24, 2011

FOR IMMEDIATE RELEASE

Corning Natural Gas Corporation Files for New Gas Rates

Corning, N.Y. (Tuesday, May 24, 2011) - Corning Natural Gas Corporation, Inc. ("Corning") filed today, with the New York State Public Service Commission ("NYPSC" or "Commission"), seeking an increase in base rates of $2,565,649, $901,464 and $583,033. This increase is proposed to be levelized at $1,429,281 per year for the next three years. This increase is primarily driven by the continuing investment in upgrading the Company's distribution system. The capital expenditures projected for the years 2011 to 2015 will amount to $25,479,960. Corning believes that it has in place the most aggressive infrastructure upgrade program in the U.S., replacing 10 % of all older steel main and services per year. "This significant investment, in large part mandated by the NYPSC, must be recovered in rates in order to insure safe and reliable service" said Jerry Sleve, Vice President of Administration of the Company. "However, the Company's filing proposes to mitigate this base rate increase by providing a surcharge credit of $844,992 annually on customer bills. These credits will be available as a result of the Company's aggressive efforts in transporting local production gas. Should the Company's proposal be approved the overall system bill impact to customers will be 2.71%," explained Sleve. The Commission could take up to eleven months to decide the Company's rate filing. In its review the Commission could grant, deny or modify the Company's rate request.

Corning Natural Gas Corporation, incorporated in 1904 as a New York State public utility continues to provide safe, reliable natural gas service to 15,000 residential, commercial and industrial customers in the Southern Tier and Central regions of New York State. Learn more at www.corninggas.com.

Safe Harbor Regarding Forward-Looking Statements

Some of the statements that we make in this press release, including statements about our confidence in the company's prospects and strategies are forward-looking statements within the meaning of section 21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like "believe," "expect," "will," "should," "intend," "plan," or similar terms; others can be determined by context. Statements contained in this release that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting our best judgment based upon current information, and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing our actual results to differ significantly from those anticipated in these statements. You should not place undue reliance on our forward-looking statements, which reflect our analysis only as of the date of this report. The risks and uncertainties listed above and in documents that we file with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in Corning.

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